EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

    Parent Company               Subsidiary Company       State of Incorporation
    --------------               ------------------       ----------------------

 Oneida Financial Corp         The Oneida Savings Bank           New York

The Oneida Savings Bank     Oneida Preferred Funding Corp.       New York

The Oneida Savings Bank    Bailey & Haskell Associates, Inc      New York

The Oneida Savings Bank     The State Bank of Chittenango        New York